Exhibit 99.1

MoSys Announces Pricing of $1.9 Million Financing

San Jose, Calif. – April 17, 2020 – MoSys, Inc., (NASDAQ: MOSY), a provider of high-speed semiconductor solutions, today announced that it has entered into securities purchase agreements with certain institutional investors providing for the purchase and sale of 1,218,000 shares of common stock at a price of $1.56 per share in a registered direct offering.

The offering is expected to close on or about April 21, 2020, subject to satisfaction of customary closing conditions. Net proceeds of the offering, after placement agent and other fees and estimated expenses payable by MoSys are expected to be approximately $1.7 million. MoSys intends to use the proceeds for working capital and general corporate purposes.

Roth Capital Partners acted as sole agent in connection with the offering.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333- 221011), which was declared effective by the United States Securities and Exchange Commission (SEC) on October 26, 2017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by MoSys with the SEC. When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed public offering, the anticipated closing of the offering, the anticipated proceeds from the offering, and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a provider of hardware and software/firmware solutions that enable fast, intelligent data access and data decisions for cloud networking, security, test and measurement, video and other systems. More information is available at www.mosys.com.

MoSys is a registered trademark of MoSys, Inc. in the US and/or other countries. The MoSys logo and GigaChip are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contact:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com